K&L GATES	K&L Gates LLP 1601 K Street, N.W. Washington, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

February 26, 2015

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Re:       The Dreyfus/Laurel Funds, Inc.

     Dreyfus Money Market Reserves Fund, Dreyfus U.S. Treasury Reserves Fund, Dreyfus AMT-Free Municipal Reserves Fund, Dreyfus Opportunistic Fixed Income Fund, Dreyfus Opportunistic Emerging Markets Debt Fund, Dreyfus Tax Managed Growth Fund, Dreyfus Bond Market Index Fund, Dreyfus Disciplined Stock Fund and Dreyfus BASIC S&P 500 Stock Index Fund

            File Nos.  033-16338; 811-05202

            Post-Effective Amendment No. 149

Ladies and Gentlemen:

            We have acted as counsel to The Dreyfus/Laurel Funds, Inc. (the “Fund”) in connection with the preparation of Post-Effective Amendment No. 149 to the Fund’s Registration Statement on Form N-1A (the “Amendment”).  In this capacity, we have reviewed the disclosure that we understand will be contained in the Amendment when it is filed with the Commission.

            Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933, we represent that, based on our review and our assessment of the disclosure changes being effected by the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,

/s/ K&L Gates LLP